HomeStreet Enters Into Share Purchase Agreement with Blue Lion Capital
SEATTLE - (July 11, 2019) - HomeStreet, Inc. (Nasdaq: HMST) (“the Company” or (“HomeStreet”), the parent company of HomeStreet Bank, today announced that it has entered into a share purchase agreement (the “Share Purchase Agreement”) with Blue Lion Opportunity Master Fund, L.P., Roaring Blue Lion Capital Management, L.P., Roaring Blue Lion, LLC, BLOF II LP, Charles W. Griege, Jr. and Ronald K. Tanemura (collectively, the “Blue Lion Group”), which together beneficially owns approximately 6.48% of the Company’s common stock.
Under the Share Purchase Agreement, the Blue Lion Group will sell all of its 1,692,401 shares of HomeStreet’s common stock to the Company for $31.16 per share, which price represents the five-day volume weighted average price prior to the date of the Company’s 2019 annual meeting, for an aggregate purchase price of approximately $52.7 million.
The Share Purchase Agreement is in addition to the Company’s previously announced share repurchase program authorizing the repurchase of up to $75 million shares of the Company’s common stock and separately approved by the Company’s Board of Directors. Following the closing of the Share Purchase Agreement, combined with recent open market repurchases, the Company will have spent approximately $81.1million on share repurchases to date and will have repurchased approximately 9.82% of its shares outstanding. Due to the size of the Share Purchase Agreement, the Company has terminated its share repurchase program.
In addition, the Blue Lion Group has agreed to abide by certain standstill provisions for three years from the date of the Share Purchase Agreement. The Company and the Blue Lion Group have also agreed to other customary provisions, including mutual non-disparagement clauses, releases of claims, and covenants not to sue during the term of the Share Purchase Agreement.
Mark K. Mason, HomeStreet's Chairman of the Board, President, and Chief Executive Officer, said, “We are pleased to have reached this amicable resolution with Blue Lion Capital following our 2019 annual meeting. Our company has made a tremendous amount of progress in the past year as we continue to transform HomeStreet into a leading West Coast regional commercial bank, and moving forward we are fully focused on executing this strategy and realizing long-term value for our shareholders.”
Sidley Austin LLP is serving as legal advisor to HomeStreet and Schulte Roth & Zabel LLP is serving as outside counsel to Blue Lion Capital.
About HomeStreet, Inc.
HomeStreet, Inc. (Nasdaq: HMST) (the “Company”) is a diversified financial services company headquartered in Seattle, Washington, serving consumers and businesses in the Western United States and Hawaii through its various operating subsidiaries. The Company’s primary business is community banking, including: commercial real estate lending, commercial lending, residential construction lending, single family residential lending, retail banking, private banking, investment, and insurance services. Its principal subsidiaries are HomeStreet Bank and HomeStreet Capital Corporation. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com.

Forward-Looking Statements
This release, as well as other information provided from time to time by the Company or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Forward-looking statements give the Company's current beliefs, expectations and intentions regarding future events. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” and similar expressions (including the negative of these terms). These forward-looking statements involve risks, uncertainties (some of which are beyond the Company's control) and assumptions. Although we believe that expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company intends these forward-looking statements to speak only at the time of this release and the Company does not undertake to update or revise these statements as more information becomes available, except as required under federal securities laws and the rules and regulations of the SEC. Please refer to the risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and subsequent periodic and current reports filed with the SEC (each of which can be found at the SEC’s website www.sec.gov), as well as other factors described from time to time in the Company’s filings with the SEC. Any forward-looking statement made by the Company in this release speaks only as of the date on which it is made.
Contacts:
Investor Relations:
Gerhard Erdelji, 206-515-4039
gerhard.erdelji@homestreet.com

Media Relations:
Sloane & Company
Dan Zacchei/Joe Germani, 212-486-9500
Dzacchei@sloanepr.com / Jgermani@sloanepr.com